EXHIBIT 22. SUBSIDIARIES OF THE REGISTRANT

The Old Point National Bank of Phoebus, a wholly-owned subsidiary of the Corporation, is a national banking association subject to regulation by the Comptroller of the Currency, the Federal Deposit
Insurance Corporation, and the Federal Reserve
System.

Old Point Trust and Financial Services, N.A., a wholly-owned subsidiary of the Corporation, is a national banking association subject to regulation by the Comptroller of the Currency, and the Federal
Reserve System.

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